Exhibit 99.2

HCW Biologics Inc. Announces Closing of $56.0 Million Initial

Public Offering

MIRAMAR, FL / July 22, 2021 / HCW Biologics Inc. (NASDAQ:HCWB) (the “Company”), an innovative preclinical stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen health span by disrupting the link between chronic, low-grade inflammation and age-related diseases, today announced the closing of its previously announced underwritten initial public offering of 7,000,000 shares of common stock at a public offering price of $8.00 per share for gross proceeds of $56.0 million, prior to deducting underwriting discounts, commissions, and other offering expenses. All of the shares of common stock were offered by the Company. The shares began trading on the Nasdaq Global Market on July 20, 2021, under the ticker symbol “HCWB.” In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,050,000 shares at the public offering price less the underwriting discounts and commissions.

EF Hutton, division of Benchmark Investments, LLC, acted as sole book-running manager for the offering. Revere Securities LLC acted as co-manager for the offering. Bridgeway Capital Partners, LLC acted as financial advisor to the Company.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and was declared effective on July 19, 2021. The offering was made solely by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to this offering may be obtained, when available, from: EF Hutton, division of Benchmark Investments, LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Company Contact	Investor Relations Contact

Rebecca Byam, MBA CPA Chief Financial Officer HCW Biologics Inc. 954-842-2024, Extension 252 rebeccabyam@hcwbiologics.com	Maureen McEnroe, CFA Executive Vice President Tiberend Strategic Advisors, Inc. 212-375-2664 mmcenroe@tiberend.com